EXHIBIT 10(KK)

                              AMENDMENT NUMBER ONE
                                       TO
                             THE ALPINE GROUP, INC.
                           DEFERRED STOCK ACCOUNT PLAN

      WHEREAS, The Alpine Group, Inc. (the "Company") maintains The Alpine Group, Inc. Deferred Stock Account Plan (the "Plan");

      WHEREAS, pursuant to Article XIV of the Plan, the Company may at any time amend the Plan; and

      WHEREAS, the Company desires to amend the Plan effective as of July 30, 2004.

      NOW, THEREFORE, pursuant to Article XIV of the Plan, the Plan is hereby amended, effective as of July 30, 2004, as follows:

      1. Section 2.11 of the Plan is amended by adding the following language at the end thereof:

      "For this purpose, shares of Common Stock credited to the Deferred Stock Account shall include any shares of Common Stock that would be credited to the Deferred Stock Account as a Matching Contribution on account of amounts in the Deferred Stock Account on the dividend record date for any dividend if the Deferral Period had then been satisfied."

      2. Section 2.15 of the Plan is amended by adding the following language at the end thereof:

      "Deemed Dividends (plus earnings on any Deemed Dividends held in cash) shall also be contributed to the Deferred Stock Account, except that Deemed Dividends shall not be considered part of the Deferred Stock Account for purposes of the Matching Contribution under Article VI."

      3. Section 8.1 of the Plan is amended in its entirety to read as follows:

      "PLAN INVESTMENTS. Except as provided in Section 8.2 hereof, amounts deferred under the Plan shall be held solely in the form of Common Stock."

      4. Section 8.2 of the Plan is amended in its entirety to read as follows:

      "DIVIDENDS. (a) At such time or times as any dividends on Common Stock shall be distributed to the Company's stockholders, the Company shall credit to the Deferred Stock Account the Deemed Dividends, including any Deemed Dividends that would be credited with respect to any Matching
      Contribution that would be made on account of amounts in the Deferred Stock Account on the dividend record date for any dividend if the Deferral Period had then been satisfied. Any Deemed Dividend credited to the Deferred Stock Account on behalf of any Matching Contribution that is not credited to the Deferred Stock Account at the end of the Deferral Period shall be forfeited.

      (b) At the time Deemed Dividends that are payable in cash are credited to the Deferred Stock Account, a Participant shall have a one-time irrevocable election to reinvest such Deemed Dividends in shares of Common Stock (based on the fair market value of such shares on the date the dividend is paid). The measuring alternative used for the measurement of earnings on any Deemed Dividends held in cash shall be selected by the Committee, unless the Committee decides in its sole discretion to allow each Participant to select in writing, on a form prescribed by the Committee, from among the various measuring alternatives offered by the Committee. The Committee shall credit the net earnings computed under the preceding sentence to the balance in each Participant's Deferred Stock Account as of the last business day of each calendar quarter, or such other dates as are selected by the Committee, in its sole discretion, at a rate equal to the performance of the measuring alternative selected by the Committee for the calendar quarter (or such other applicable period) or, if the Committee allows each Participant to select from among various measuring alternatives, at a rate equal to the performance of the measuring alternative selected by the Participant for the calendar quarter (or such other applicable period) to which such selection relates."

      5. The first sentence of Article IX of the Plan is deleted in its entirety and replaced with the following two sentences:

      "Except as otherwise provided in this Article IX and Article XIII, a Participant's Deferred Stock Account shall be paid to the Participant (or, in the case of the Participant's death, his or her Beneficiary) in a lump sum payment as soon as administratively practicable after the earlier of the following to occur: (i) a Participant's Termination of Employment; or
      (ii) the end of the applicable Deferral Period. Such payment shall be made in shares of Common Stock, except that any Deemed Dividends that are held in cash shall be paid in cash."

      6. Article X of the Plan is amended in its entirety to read as follows:

      "Notwithstanding any provision to the contrary hereunder, in the event that a Participant is terminated by the Employer for Cause, the Participant's Deferred Stock Account excluding any Matching Contributions and any Deemed Dividends on such Matching Contributions shall be paid to the Participant in a lump sum payment as soon as administratively practicable after such termination consisting of shares of Common Stock and, to the extent that any Deemed Dividends are held in cash, cash."


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

      7. The first sentence of Section 13.1(a) of the Plan is amended in its entirety to read as follows:

      "Upon a Change in Control of the Company, each Participant hereunder shall receive his or her entire Deferred Stock Account, from the Plan in a lump sum payment, as soon as administratively practicable following such Change in Control, but in no event later than five (5) days after the date of such Change in Control, payable in shares of Common Stock and, to the extent that any Deemed Dividends are held in cash, cash."

      8. The second and third sentences of Article XIV of the Plan are amended in their entirety to read as follows:

      "Upon an amendment or suspension, the Company shall not be required to distribute a Participant's Deferred Stock Account prior to the end of the Deferral Period, but, in the event of a suspension of the Plan, may do so in a lump sum payment, at the discretion of the Board or the Committee, payable in shares of Common Stock and, to the extent that any Deemed Dividends are held in cash, cash. In the event of a termination of the Plan, a Participant's Deferred Stock Account shall be distributed in a lump sum payment payable as soon as administratively practicable following such termination in shares of Common Stock and, to the extent that any Deemed Dividends are held in cash, cash."


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